UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2015

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Loan Agreement with Anatolia Energy Limited

On June 22, 2015, Uranium Resources, Inc. (“URI”) entered into a Loan Agreement (the “Loan Agreement”) with Anatolia Energy Limited (“Anatolia”), pursuant to which URI is providing a secured convertible loan facility (the “Loan”) to Anatolia under which Anatolia may draw up to A$2.0 million (approximately US$1.6 million).  URI advanced A$1.0 million to Anatolia following the closing of the Loan Agreement.  Subject to the satisfaction of certain conditions, another A$1.0 million will be available to Anatolia following September 15, 2015.  The entry of URI and Anatolia into the Loan Agreement was contemplated by the Scheme Implementation Agreement between the parties dated June 3, 2015, pursuant to which it is anticipated that URI will acquire all of the outstanding equity securities of Anatolia (the “Merger”).

The Loan will mature on December 31, 2015 and carries a 12% annual interest rate. URI may convert the A$2.0 million available under the Loan (subject to URI advancement of undrawn amounts) into Anatolia shares at a price of A$0.08 per share if there is a change of control of Anatolia, Anatolia securityholders vote against the proposed Merger, or if the Merger does not otherwise close by December 30, 2015.  Interest will be payable in the form of Anatolia shares valued at the 20-day volume weighted average price of Anatolia’s shares on the ASX at the time of the interest payment, or in cash at the election of URI. The Loan Agreement contains customary representations, warranties, covenants and events of default.

Should the Merger be terminated, the Loan will become repayable within four months of the termination date. The Loan will also become repayable immediately in the event of a change of control of Anatolia. Anatolia can repay the Loan at any time, subject to URI’s right to advance or re-advance amounts for the purpose of conversion. Should the Loan be converted into Anatolia shares, URI would hold up to an approximate 7.5% interest in Anatolia. The Loan is secured against 35% of the shares directly held by Anatolia in Anatolia Uranium Pty Ltd, a subsidiary of Anatolia and 100% owner of the Turkish operating subsidiary, Adur Madencilik STi Ltd.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Purchase and Exchange Agreement

On June 26, 2015, URI and certain of its subsidiaries entered into a Purchase and Exchange Agreement (the “Purchase and Exchange Agreement”) with Energy Fuels Inc. and a subsidiary of Energy Fuels Inc. (collectively, “Energy Fuels”), pursuant to which subsidiaries of URI will transfer ownership of URI’s Roca Honda Project, including mineral fee lands and unpatented lode mining claims in Sections 8 and 17 of Township 13 North, Range 8 West, covering approximately 1,240 acres, and 3,382 acres of leased claims, to Energy Fuels. In exchange, Energy Fuels will deliver to URI or its subsidiaries (i) US$2.5 million in cash, (ii) US$375,000 value in Energy Fuels Inc.’s shares, based on the volume weighted average price of EFR’s stock on the NYSE MKT stock exchange for the 20 trading days ending on May 26, 2015 and subject to a four-month hold period from the date of closing, (iii) EFR’s 4% gross royalty covering 5,640 acres on seven mineral leases in the State of Wyoming at the Kendrick and Barber areas of the Lance uranium in-situ recovery project, which is currently under construction by Peninsula Energy Limited, and (iv) unpatented lode mining claims covering 640 acres in Section 4 of Township 16 North, Range 18 West, located near Churchrock, New Mexico, which are contiguous with URI’s Churchrock Project, as well as claims in Section 34 and leases from the State of New Mexico in Sections 32 and 36, all situated in Township 17 North, Range 16 West. A subsidiary of URI will also retain a 4% royalty on

Section 17 of the Roca Honda project. The royalty can be repurchased by Energy Fuels upon payment to the URI subsidiary of US$5.0 million cash at any time at Energy Fuel’s sole discretion prior to the date on which the first royalty payment becomes due.

Each of the parties has made customary representations, warranties, covenants and agreements in the Purchase and Exchange Agreement. In addition, the acquiring party in each case has agreed to indemnify the transferring party and its affiliates for certain liabilities relating to the transferred properties, including certain liabilities incurred before the signing of the Purchase and Exchange Agreement. The transaction is subject to customary closing conditions, including the completion of environmental due diligence to the satisfaction of each of the parties.

The foregoing description of the Purchase and Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase and Exchange Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
2.1	Purchase and Exchange Agreement, dated June 26, 2015, among Energy Fuels Inc., Strathmore Resources (US) Ltd., Uranium Resources, Inc., Uranco Inc., Neutron Energy, Inc. and Hydro Resources, Inc.,
10.1	Loan Agreement, dated June 22, 2015, between Anatolia Energy Limited and Uranium Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2015

URANIUM RESOURCES, INC.

	By:	/s/ Jeffrey L. Vigil
	Name:	Jeffrey L. Vigil
	Title:	Vice President—Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Purchase and Exchange Agreement, dated June 26, 2015, among Energy Fuels Inc., Strathmore Resources (US) Ltd., Uranium Resources, Inc., Uranco Inc., Neutron Energy, Inc. and Hydro Resources, Inc.,
10.1	Loan Agreement, dated June 22, 2015, between Anatolia Energy Limited and Uranium Resources, Inc.